Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACT:	Kim P. Feazle Investor Relations (713) 610-9937 (213) 576-2428 kfeazle@rsac.com investor@rsac.com
RELIANCE STEEL & ALUMINUM CO. UPDATES 2009 THIRD QUARTER OUTLOOK,
AMENDS AND EXTENDS TERM OF EXISTING $1.1 BILLION CREDIT FACILITY
AND PAYS OFF TERM LOAN
     Los Angeles, CA — September 29, 2009 — Reliance Steel & Aluminum Co. (NYSE:RS) announced today that it is updating its outlook for the third quarter ended September 30, 2009. At this time, Reliance expects earnings for the 2009 third quarter to be in the range of $.40 to $.45 per diluted share.
     Reliance’s Chairman and CEO, David H. Hannah, said, “At the time of our July 23, 2009 press release and earnings conference call we were not comfortable providing earnings guidance for the 2009 third quarter due to the continued uncertainty in business conditions. In our August 26, 2009 press release we said that our July 2009 FIFO gross profit margins had increased from the historically low margins that we experienced in the 2009 second quarter. The higher FIFO gross profit margins have continued into September, due to our inventory reflecting more current costs and due to mill price increases for many of our products. Overall, we still have not seen any meaningful improvement in demand, although average shipping volumes per day have improved slightly from our low in July. Our updated earnings guidance reflects our current expectations.”
     Reliance also announced that it entered into an amendment of its existing $1.1 billion revolving credit facility that adjusts certain financial covenant ratios and limits certain uses of cash through June 30, 2010. Pricing was also adjusted, and the term for $1.02 billion of the current $1.1 billion revolving credit facility was extended for an additional year to November 2012, from November 2011. Concurrent with the amendment and extension of the credit facility, Reliance paid off and terminated its term loan that had an outstanding balance of $444 million. Reliance used $194 million of cash on hand and $250 million of borrowings on the credit facility. The credit facility amendment and extension was led by Bank of America Merrill Lynch.
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     The Company will announce its financial results for the third quarter and nine months ended September 30, 2009 on Thursday, October 22, 2009 prior to the opening of the New York Stock Exchange and will host a conference call web cast that same day at 11:00 am Eastern Time at: www.rsac.com/investorinformation.
     Reliance Steel & Aluminum Co., headquartered in Los Angeles, California, is the largest metals service center company in North America. Through a network of more than 200 locations in 38 states and Belgium, Canada, China, Mexico, Singapore, South Korea, and the United Kingdom, the Company provides value-added metals processing services and distributes a full line of over 100,000 metal products to more than 125,000 customers in a broad range of industries.
     Reliance Steel & Aluminum Co.’s press releases and additional information are available on the Company’s web site at www.rsac.com. The Company was named to the 2008 “Fortune 500” List, the 2008 Forbes “America’s Best Managed Companies” List and the 2009 Fortune List of “The World’s Most Admired Companies.”
     This release may contain forward-looking statements. Actual results and events may differ materially as a result of a variety of factors, many of which are outside of Reliance Steel & Aluminum Co.’s control. Risk factors and additional information are included in Reliance Steel & Aluminum Co.’s reports on file with the Securities and Exchange Commission, including Reliance Steel & Aluminum Co.’s Annual Report on Form 10-K for the year ended December 31, 2008 and Quarterly Reports on Form 10-Q for the quarters ended March 31, 2009 and June 30, 2009.
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